UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

June 3, 2013 (May 31, 2013)

RANGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12209	34-1312571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Throckmorton, Suite 1200 Ft. Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 870-2601

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On May 31, 2013, Range Resources Corporation (“the Company”) along with its subsidiaries Range Production Company and Range Resources – Midcontinent LLC and the Class Representatives of the statewide class action styled James A. Drummond and Chris Parrish v. Range Resources-Midcontinent LLC, et al, Case No. CJ-2010-510, in the District Court of Grady County of the State of Oklahoma, executed a memorandum of understanding setting forth a summary of final settlement terms to be effected in the form of a definitive settlement agreement. This class action was filed on behalf of royalty owners asserting various claims for damages related to alleged costs of making gas produced from wells owned or operated by Range Resources-Midcontinent LLC or from which we separately marketed its share of gas “marketable” along with recovery of interest on the disputed amounts at 12% compounded annually for the life of each well. The memorandum of understanding, which is expected to result in the execution of a definitive settlement agreement provides for a cash payment to the class in the amount of $87.5 million in exchange for full release of all claims regarding the calculation, reporting and payment of royalties from the sale of natural gas and its constituents for all periods prior to May 31, 2013. As previously disclosed in the Company 10-Q for the first quarter 2013, the Company accrued $35 million for this litigation in the first quarter of 2013, therefore the settlement will result in an incremental charge of $52.5 million in the second quarter of 2013. The Company previously announced an estimated gain on the sale of certain Delaware and Permian Basin producing properties in the amount of $87.0 million which will also be recorded in the second quarter 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGE RESOURCES CORPORATION

By:	/s/ David P. Poole
David P. Poole Senior Vice President-General Counsel and Corporate Secretary

Date: June 3, 2013

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